March 1, 2020

LETTER AGREEMENT

AMG Funds (the “Trust”)

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Re: Advisory and Subadvisory Fee Waiver Agreement

Ladies and Gentlemen:

This Letter Agreement documents certain agreements by AMG Funds LLC (the “Adviser”), GW&K Investment Management, LLC (the “Subadviser”) and the Trust with respect to AMG GW&K Emerging Markets Equity Fund (formerly AMG GW&K Trilogy Emerging Markets Equity Fund) (the “Fund”).

Effective as of March 1, 2020, and until at least March 1, 2021 (and any subsequent periods as may be designated by the Adviser by notice to the Fund), the Adviser hereby undertakes to waive its investment advisory fee payable by the Fund (but not below zero) and/or pay or reimburse the Fund’s expenses in an amount that is equal to the fees and expenses incurred indirectly by the Fund as a result of investment in shares of one or more Acquired Funds (the “Fee Waiver Amount”). An “Acquired Fund” means any company in which the Fund invests or has invested that (A) is an investment company or (B) would be an investment company under Section 3(a) of the Investment Company Act of 1940 Act, as amended (the “1940 Act”), but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the1940 Act.

Furthermore, effective as of March 1, 2020, and until at least March 1, 2021 (and any subsequent periods as may be designated by the Subadviser by notice to the Adviser), the Subadviser hereby agrees with the Adviser that it will waive the subadvisory fee payable by the Adviser under the terms of the Subadvisory Agreement between the Adviser and the Subadviser, dated as of April 16, 2019, and as amended from time to time, in an amount that is equal to the Fee Waiver Amount.

Pursuant to an Expense Limitation and Recoupment Agreement between the Trust, on behalf of the Fund, and the Adviser, dated March 1, 2020 (the “Expense Limitation Agreement”), the Adviser has agreed, through at least March 1, 2021, to waive its investment advisory fee payable by the Fund (but not below zero) and/or pay or reimburse the Fund’s expense in order to limit the Fund’s total annual operating expenses (exclusive of certain excluded items) to the annual rate of 0.87% of the average daily net assets attributable to the Fund. The Fee Waiver Amount shall reduce the advisory fee after the calculation of any necessary fee waiver or expense reimbursement in connection with the Expense Limitation Agreement.

This Letter Agreement shall terminate: (i) in the event the Adviser ceases to be the investment adviser of the Fund; (ii) upon mutual agreement between the Adviser, the Subadviser and the Trust’s Board of Trustees; or (iii) in the event of the Fund’s liquidation unless the Fund is reorganized or is a party to a merger in which the surviving entity is successor to the accounting and performance information of the Fund. The term “Adviser” as used throughout this Letter Agreement shall include any entity that is the successor to the assets and liabilities of AMG Funds LLC that is the future investment adviser of the Fund and to whom the Letter Agreement is assigned. The term “Fund” as used throughout this Letter Agreement shall include any entity into which AMG GW&K Emerging Markets Equity Fund is reorganized and which is the successor to the accounting and performance information of AMG GW&K Emerging Markets Equity Fund.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:
Name: Keitha L. Kinne Title: Chief Operating Officer Date: March 1, 2020

GW&K INVESTMENT MANAGEMENT, LLC

By:
Name: Title: Date:

ACKNOWLEDGED AND ACCEPTED

AMG FUNDS

By:
Name: Thomas Disbrow Title: Treasurer, Chief Financial Officer, and Principal Financial Officer Date: March 1, 2020